Exhibit 99.1

THORNBURG MORTGAGE PROPOSES UP TO $1.35 BILLION

PRIVATE PLACEMENT OFFER OF SENIOR SUBORDINATED SECURED

NOTES

SANTA FE, N.M. – March 25, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA) today announced that the company will commence a private placement of up to $1.35 billion in senior subordinated secured notes due in 2015, with an interest rate of 18%, which shall be adjusted to 12% upon the satisfaction by the company of certain conditions.

The proceeds of this proposed private placement are intended to satisfy a key contingency of the Override Agreement Thornburg Mortgage announced on March 19, 2008, whereby the company agreed to raise a minimum of net proceeds of $948 million in new capital on or before March 27, 2008 as part of the 364-day agreement the company entered into with five of its remaining reverse repurchase agreement counterparties and their affiliates who expect to provide approximately $5.8 billion of reverse repurchase agreement financing. These counterparties have agreed to both a contractual reduction of margin requirements for financing the company’s mortgage securities and a suspension of their rights to invoke further margin calls and related rights under their reverse repurchase agreements, global master securities lending agreements and auction swap agreements subject to certain covenants and conditions discussed in the company’s March 19, 2008, press release announcing the agreement.

Thornburg Mortgage will also issue warrants to the investors purchasing senior notes in the private placement. Each purchaser will initially receive detachable warrants to purchase shares of common stock, which are exercisable at an exercise price of $0.01 per share, which warrants in the aggregate will be equal to approximately 48% of the then outstanding fully diluted equity of the Company. Under the terms of the private placement, the company is required to seek shareholder approval to amend the company’s charter to increase the number of shares of capital stock the company is authorized to issue.

The company and the investors have agreed to enter into a 7-year prepaid cash-settled agreement whereby the investors will pay the company $100 million and, in return, the investors will receive a payment in the amount of the excess of the principal payments on the company’s portfolio of mortgages and other assets constituting collateral under the Override Agreement received prior to the maturity of the prepaid agreement and mark-to-market valuation of the collateral at the maturity of the prepaid agreement over the principal amount of the obligation under the financing agreements specified in the Override Agreement that relate to such collateral. This agreement will be subject to early termination before the 7th year anniversary, at the company’s option, upon the occurrence of a shareholder vote to increase the number of authorized shares and the tender offer described below, and upon the issuance to investors of additional warrants to purchase shares of common stock such that the additional warrants, together with the initial detachable warrants will be exercisable for shares of common stock that constitute 90% of outstanding shares of common stock on a fully diluted basis after giving effect to all anti-dilution adjustments under all existing instruments and agreements. If shareholder approval of the increase in authorized shares is not obtained, or the tender offer for preferred shares is not completed, investors will, subject to the Override Agreement, have, for a period of seven years, a claim on net excess principal payments on assets.

Additionally, the company will be conducting a tender offer for at least 90% of its outstanding preferred stock at a price of $5 per $25 of liquidation value, plus, upon shareholder approval of additional authorized shares, warrants to purchase an aggregate of 5% of the company’s common stock outstanding on a fully diluted basis (reducing the private placement investors’ interest to 85%), or, if shareholder approval is not obtained, alternative consideration. The company has suspended dividend payments on all outstanding series of preferred stock.

If the company and the lead investor do not enter into definitive documents on or before March 27, 2008, the company will be obligated to pay the lead investor a termination fee of $18 million, plus expenses.

The company anticipates completing the private placement of senior subordinated secured notes due in 2015 and related warrants in lieu of the public offering of 12% convertible senior subordinated notes due 2015 that was commenced on March 20, 2008, which offering has been terminated.

The issuance of the warrants pursuant to the override agreement and the proposed private placement described above would normally require approval of the company’s shareholders in accordance with the shareholder approval policy of the New York Stock Exchange. However, after a careful review of the facts, the members of the Audit Committee of Thornburg Mortgage’s Board of Directors determined that any delay caused by securing shareholder approval prior to the issuance of these securities would seriously jeopardize the financial viability of the company. Pursuant to an exception in the New York Stock Exchange’s shareholder approval policy, the company’s audit committee members approved the company’s omission to seek the shareholder approval that would otherwise have been required under that policy. The Company intends to apply to the New York Stock Exchange for an application of the exception and in reliance upon this exception, would agree to mail a letter to all shareholders notifying them of its intention to issue the securities without prior shareholder approval.

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The senior subordinated secured notes due in 2015 and the related warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

In connection with the tender offer, if commenced, Thornburg Mortgage will file a tender statement on Schedule TO and related documents with the SEC. We urge security holders to read these materials when they become available because they will contain important information which should be read carefully before any decision is made with respect to the offer. When the documents are filed with the SEC, they will be available for free at the SEC’s web site at www.sec.gov and from Thornburg Mortgage, Suzanne O’Leary Lopez, 505-989-1900. This announcement does not constitute an offer to sell any of the warrants to be issued in the tender offer, which may be made only pursuant to the definitive tender offer documents.

The statements in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstance due to a number of factors, including but not limited to: general economic conditions; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to complete the capital raise required for the effectiveness of the override agreement; the company’s ability to meet the ongoing conditions of the override agreement; the company’s ability to obtain approval of use of the financial distress exemption from the New York Stock Exchange; the company’s ability to obtain shareholder approval of an increase in authorized shares; market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K/A and its Registration Statement on Form S-3 . These forward-looking statements speak only as of the date on which they are made and except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.

SOURCE: Thornburg Mortgage, Inc.

Thornburg Mortgage, Inc., Santa Fe

Clay Simmons or Suzanne O’Leary Lopez

505-989-1900

ir@thornburgmortgage.com